  EXHIBIT 10.1

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (“Agreement”) is made and entered into by and between the Federal Home Loan Bank of New York (“FHLBNY”) and Edwin Artuz (“Artuz” or “You”) (herein collectively referred to as the “Parties.”)

1. Severance Payment

Before you read the below, it is important for you to recognize that any payments made under the terms of this Agreement are subject to all applicable Federal, state and local withholding tax obligations.  In the event that any taxes, interest, and/or penalties are determined to be owed by you (beyond amounts withheld), you acknowledge that you shall bear the responsibility to pay them and agree to hold harmless and indemnify FHLBNY from any tax, withholding liability, fine or penalty that may be incurred as a result of the payments made pursuant to paragraph 1 of this Agreement.

a) If you execute this Agreement without revocation, the cash severance payment set forth in Section 1(b) will be paid in a lump sum on a scheduled payroll date occurring no later than 30 days from the Effective Date of this Agreement, as defined in Section 8 of this Agreement, with payment conditioned on (1) FHLBNY having received a signed copy of this Agreement in accordance with the directions described in Section 3; (2) the revocation period described in Section 5 having expired without revocation; and (3) FHLBNY having received an approval or non-objection from the FHFA, which shall be applied for within three (3) business days of expiration of the revocation period described in Section 5 having expired without revocation.

b) Your lump sum cash severance shall be a payment in the amount of Five Hundred Sixty-One Thousand Six Hundred Dollars and no/100 ($561,600.00) (“Severance Payment”), less all applicable Federal, state and local withholding tax obligations, which was calculated as follows:

	Annual	9 months
Base Pay ("Base")	$440,000.00	$330,000.00
50% of Base as Incentive Compensation ("IC")	$220,000.00	$165,000.00
Profit Sharing = 8% of Base +IC	$52,800.00	$39,600.00
Medical Continuation Coverage	$36,000.00	$27,000.00
9 Months Severance Sum		$561,600.00

The Severance Payment calculation for medical continuation coverage in the amount of $27,000.00 is intended to defray a portion of the cost of your elected Medical Plan continuation coverage. This amount is included in the lump sum Severance Payment. It is your responsibility to make payments to the administrator of the FHLBNY’s Medical Plan continuation coverage program.

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2. Release

Your acceptance of the aforementioned Severance Payment shall constitute your agreement to irrevocably and unconditionally release the FHLBNY, as well as its present and former directors, officers, employees, assigns, administrators, agents, insurers, and attorneys, jointly and individually, from any and all claims, known or unknown, arising out of, or regarding, your employment with the FHLBNY, or termination thereof, or compensation from the FHLBNY, including, but not limited to, claims pertaining to (i) Title VII of the Civil Rights Act of 1964, as amended; (ii) the Americans with Disabilities Act, as amended; (iii) the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit plan of the FHLBNY in accordance with the terms of such plan and applicable law); (iv) the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act (to the extent applicable); (v)  the Civil Rights Acts of 1866, 1871 and 1991; (vi) the Equal Pay Act; (vii) the New York State Labor Law and the New York State and City Human Rights Laws; (viii) the New Jersey Law Against Discrimination; (ix) Section 806 of the Sarbanes Oxley Act of 2002; (x) the Family and Medical Leave Act, and all other federal, state or local laws pertaining to leave; (xi) alleged discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (xii) the terms and conditions of your employment with the FHLBNY, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding your employment or  termination, including any and all contract, tort and/or common law claims; and (xiii) the Constitutions of the United States, New York and New Jersey. This release does not apply to claims that may arise from facts occurring after this Agreement is signed, to any claims which are non-waivable by law, to unemployment claims, to workers’ compensation benefit claims, to claims under COBRA, or to an action to enforce this Agreement.

You acknowledge and agree that other than your final paycheck which will include payment for any unused accrued benefits, paid time off and vacation (if any), you have been properly paid for, and have received all compensation and benefits amounts due from FHLBNY relating to your employment, including, but not limited to, all wages and bonuses, and that no other amounts are due to you except as expressly set forth in this Agreement and except as may be due under the terms of any applicable written retirement or deferred incentive compensation plan or agreement. FHLBNY will reimburse you for any reasonable and ordinary business expenses incurred, if any, in accordance with FHLBNY policy, within 45 days of the approval of any expense reports (which must be submitted within 30 days of the date of this Agreement).

In addition to the foregoing, you agree as follows:

a) You will use your best efforts to truthfully cooperate with the FHLBNY in connection with any investigation, administrative proceeding or litigation which may occur relating to any matter in which you were involved or of which you have knowledge;

b) Notwithstanding the foregoing, nothing in this Agreement (including, for the avoidance of doubt, the restrictions and conditions in Sections 2(a) – (d)) shall be construed to prevent you from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission (“SEC”), the Federal Housing Finance Agency (“FHFA”), the National Labor Relations Board, the Occupational Health and Safety Administration, the New York State Division of Human Rights, the New York City Commission on Human Rights, or applicable federal, state, or local agency, including enforcement agencies (“Government Agency”), to the extent required or permitted by law, including SEC or FHFA compliance investigations or from engaging in activity protected by Section 7 of the National Labor Relations Act (“NLRA”).  You further understand that this Agreement does not limit your ability to communicate with any Government Agency or an attorney that you retain, or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which you are otherwise entitled, or providing documents or other information without notice to FHLBNY.  This Agreement does not limit your right to receive an award for information provided to any Government Agency.

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c) The terms set forth in Section 1(b) of this Agreement, as well as the facts and circumstances surrounding any allegations of harassment or discrimination are and shall be deemed to be confidential, and shall not be disclosed by you to any person or entity except (i) if required by law or as otherwise permitted under Section 2(b) above; or (ii) to your accountants, attorneys or spouse provided you inform each such person of the confidential nature of this Agreement. The Parties have further agreed to the terms of a Supplemental Confidentiality Agreement in accordance with N.Y. General Obligations Law § 5-336. You agree that the Severance Payment pursuant to Section 1 is expressly given in exchange for your promise of confidentiality as to the underlying facts and circumstances of any asserted harassment or discrimination claims, and that your promise regarding confidentiality is a material term of this Agreement.  You further agree that a breach of this Section by you will cause irreparable harm to FHLBNY.  Provided, however, you may void the agreement as to the confidentiality of any underlying facts that arose in New Jersey (if any), but be advised that if you publicly disclose sufficient details of the New Jersey facts or claim to make FHLBNY reasonably identifiable, you cannot later attempt to enforce this confidentiality provision against FHLBNY.

d)  Subject to the provisions of Section 2(b), you agree that you have not and will not (i) divulge, communicate, or in any way make use of any confidential or proprietary information acquired in the performance of your duties at FHLBNY; and (ii) make any knowingly, intentionally, or maliciously untrue statements (such that they are made with knowledge of their falsity or with reckless disregard for their truth or falsity) about FLHLNY, verbally or in writing, including without limitation posting on Glassdoor, Indeed, LinkedIn, Facebook, Twitter, Instagram, Snapchat, TikTok, YouTube, blogs, or other public forums. You may testify truthfully pursuant to compulsory process. Notwithstanding the foregoing, this Section 2(d) shall not be interpreted as to reduce or stifle your rights to engage in any activity permitted in Section (b) of this Agreement.

e) You agree and affirm that you have returned to FHLBNY all Bank property, including but not limited to Bank files of any kind (originals or copies), credit cards, keys, computer equipment, computer disks or drives, identification cards or badges, access codes or devices, telephones, mobile phones or other hand-held electronic devices, and/or all electronically stored or physical materials or documents, including but not limited to those that contain Trade Secret Information of FHLBNY that were in Your possession, custody, or control on or before the date you execute this Agreement. You further acknowledge and agree that you have a continuing duty to return any Bank property in in Your possession, custody, or control that you discover after executing this Agreement within five (5) business days of its discovery. For purposes of this Agreement, Trade Secret Information means any formulas, patterns, compilations, programs, devices, methods, techniques, or processes of the Company that (i) derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain the secrecy of the information.

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f) This Agreement may not be used as evidence in any subsequent proceeding except in a proceeding to enforce the terms of this Agreement.

g) FHLBNY expressly denies that it did anything wrong or violated any federal, state or local law or applicable regulation, and is entering this Agreement to avoid the possibility of expensive and/or harassing litigation. You agree FHLBNY did nothing wrong and that you have no personal knowledge concerning any facts demonstrating FHLBNY violated any federal, state or local law or applicable regulation.

3. Process for Acceptance of Severance Payment

If you wish to accept the aforementioned Severance Payment, your acceptance must be communicated by signing this Agreement in the space provided below and returning an executed copy no later than 5:00 p.m. on June 28, 2024 to melissa.lindley@ogletree.com and simone.francis@ogletree.com.

This Agreement may be executed in counterparts, and copies of signatures shall be treated as originals for all purposes. If you execute this Agreement, you may wish to retain a copy for your personal records.

You are advised to consult with an attorney before signing this Agreement.

4. Failure to Accept the Severance Agreement

If you do not timely sign and return this Agreement as provided in Section 3 above, the offer in this Agreement shall be void.

5. Revocation of Your Previous Acceptance of the Severance Payment

If you decide to accept the Severance Payment described herein, and the terms of this Agreement, you may revoke that acceptance. Any revocation must be signed by you and state: “I hereby revoke my acceptance of the Agreement and General Release” and must be sent to melissa.lindley@ogletree.com and simone.francis@ogletree.com within seven (7) days of the date that you executed this Agreement. However, if you exercise this right of revocation, you will not receive the Severance Payment described herein.

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6. Disputes Concerning this Agreement

It is understood and agreed that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions thereof.  Actions to enforce the terms of this Agreement shall be submitted to the exclusive jurisdiction of any state or federal court sitting in the County of New York, State of New York.

If any provision of this Agreement shall be determined by the FHFA or held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that upon any finding by the FHFA or a court that the release provided for in the first paragraph of  the “Release” section of this Agreement is, in whole or in part, illegal, void, or unenforceable, the “Release” section shall be construed as broadly as possible and you agree to execute a release that is legal and enforceable.

7. Effect of Your Signature

Your signature below shall constitute an acknowledgement that: (a) you have carefully read and understood this Agreement in its entirety; (b) you have had an opportunity to consider fully the terms of this Agreement; (c)  you are executing this Agreement in exchange for good and valuable consideration, in addition to anything of value to which you are otherwise entitled; (d) you have been advised by the FHLBNY in writing to consult with an attorney in connection with this Agreement; (e) you fully understand the significance of all of the terms and conditions of this Agreement and have had the opportunity to discuss it with your attorney, or have had a reasonable opportunity to do so; (f) you have had answered to your satisfaction any questions you may have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (g) you are signing this Agreement voluntarily and of your own free will and assent to all the terms and conditions contained herein.

8.  Effective Date of this Agreement

This Agreement shall be deemed effective and entered into by the Parties as of the date that the FHLBNY countersigns this Agreement, which shall be no later than two (2) business days following receipt of the approval or non-objection from the FHFA.

Attachments: Supplemental Confidentiality Agreement

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ACCEPTED AND AGREED:

Federal Home Loan Bank of New York

/s/ Edwin Artuz	By:	/s/ Kevin Neylan

Edwin Artuz	Title:	CFO

Date: June 26, 2024	Date:	August 8, 2024

	By:	/s/ Jonathan West

	Title:	SVP

	Date:	August 8, 2024

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SUPPLEMENTAL CONFIDENTIALITY AGREEMENT

This Supplemental Confidentiality Agreement (the “Supplemental Agreement”) is made and entered into by and between the Federal Home Loan Bank of New York (“FHLBNY”) and Edwin Artuz (“Artuz” or “You” and, together with FHLBNY, the “Parties”).

WHEREAS, You have asserted claims against FHLBNY for which the alleged factual foundation involves harassment or discrimination;

WHEREAS, You and FHLBNY intend to enter into an Agreement and General Release, with a general release (the “Agreement”), to release your known or unknown claims;

WHEREAS, Section 2(c) of the Agreement contains certain confidentiality terms that would prevent your disclosure of the underlying facts and circumstances of your harassment or discrimination claims (the “Confidentiality Terms”) and that are subject to N.Y. General Obligations Law § 5-336.

WHEREAS, the Agreement and this Supplemental Agreement are a non-admissible compromise offer under Rule 408 of the Federal Rules of Evidence and/or New York CPLR § 4547.

NOW THEREFORE, you agree and acknowledge as follows:

1. It is your choice and preference that the Agreement contain the Confidentiality Terms. You have been advised to consult with an attorney before signing this Agreement.

2. You received a period of twenty-one (21) days to consider whether to enter into and execute the Agreement, including whether to agree to the Confidentiality Terms. You understand and agree that this twenty-one (21) day period began to run on the day You received this Supplemental Confidentiality Agreement on June 7, 2024. If you accept the Agreement by timely signing it during the twenty-one (21) day period, you understand that you may revoke such acceptance by notifying the FHLBNY’s designee as described in Paragraph 5 of the Agreement.

3. You acknowledge that the Agreement shall not be effective until the eighth (8th) day after your execution of the Agreement, without revocation within the applicable seven (7) calendar days.

4. You acknowledge that, in the event you timely revoke the Agreement, the Agreement, and the promises contained therein, will automatically be deemed null and void.

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ACCEPTED AND AGREED:

Federal Home Loan Bank of New York

/s/ Edwin Artuz	By:	/s/ Kevin Neylan

Edwin Artuz	Title:	CFO

Date: June 26, 2024	Date:	August 8, 2024

	By:	/s/ Jonathan West

	Title:	SVP

	Date:	August 8, 2024

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